                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:                              Target Funds
Address of Principal
 Business Office
 (No. & Street, City,
   State, Zip Code):               100 Mulberry Street, Gateway Center Three
                                   Newark, New Jersey  07102-4077

Telephone Number (including
 area code):                       (973) 367-1495

Name and Address of agent for
 service of process:               David F. Connor
                                   Target Funds
                                   100 Mulberry Street, Gateway Center Three
                                   Newark, New Jersey 07102-4077


Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  [X]  Yes                           [  ]  No

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Newark and State of New Jersey on the 9th day of July, 1999.


                               TARGET FUNDS



                               /s/ David F. Connor
                               -----------------------------------
                               David F. Connor, President


Attest:  /s/ S. Jane Rose
         ----------------------
         S. Jane Rose
         Secretary